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  EXHIBIT 3.2 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF
                    TELECOMUNICACIONES DE PUERTO RICO, INC.

          CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                     AFTER THE RECEIPT OF PAYMENT OF CAPITAL


FIRST: That at a meeting of the Board of Directors of TELECOMUNICACIONES DE PUERTO RICO, INC., a resolution was adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the stockholders of said corporation to consider the same. The resolution setting forth the proposed amendment reads as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article FOURTH so that it reads as follows:

                  FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is FIFTY MILLION (50,000,000) without par value per share and all of the same class.

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the stockholders having the minimum numbers of votes necessary to authorize this Amendment gave their consent in writing pursuant to Section 7.17 of the General Corporation Law of 1995 and written notification has been given to the stockholders who did not give their consent also pursuant to Section 7.17 of the General Corporation Law of 1995.

IN WITNESS WHEREOF, I, Jon E. Slater, Authorized Officer who signs this certificate, hereby swear that the facts herein stated are true, this 29 of December, 1999.





                                                 /s/ JON E. SLATER
                                         --------------------------------
                                                   Jon E. Slater
                                                Authorized Officer